Exhibit 3.9

STATE OF NEW HAMPSHIRE

Form No. 11

RSA 293-A:2.02

ARTICLES OF INCORPORATION

OF

BROOKSTONE INTERNATIONAL HOLDINGS, INC.

THE UNDERSIGNED, ACTING AS INCORPORATOR(S) OF A CORPORATION UNDER THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPT(S) THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:

FIRST: The name of the Corporation is Brookstone International Holdings, Inc.

SECOND: The number of shares the Corporation is authorized to issue:

A single class of stock, designated as “Common Stock”, which shall have unlimited voting rights, shall be entitled to receive the net assets of the Corporation upon dissolution, and shall consist of one hundred (100) shares, each having no par value.

THIRD: The capital stock will be sold or offered for sale within the meaning of RSA Chapter 421-B (New Hampshire Securities Act).

FOURTH: The name of the Corporation’s initial registered agent is Thomas P. Manson, Esquire, and the street address (including zip code and post office box, if any) of its initial registered office (agent’s business address) is c/o Cook, Little, Rosenblatt, & Manson, PLLC, 650 Elm Street, Manchester, New Hampshire 03101.

FIFTH: The name and address of the sole incorporator is:

Name	Address
Philip W. Roizin	17 Riverside Street Nashua, New Hampshire 03063

ARTICLES OF INCORPORATION OF BROOKSTONE INTERNATIONAL HOLDINGS, INC. PAGE 2	Form No. 11 (cont’d.)

SIXTH: Additional provisions, including provisions for the regulation of the internal affairs of the Corporation:

(A)	Corporate Purposes. The Corporation is empowered to transact any and all lawful business for which corporations may be incorporated under RSA 293-A, 294-A and the principal purpose or purposes for which the Corporation is organized are:

(1)	to own, hold, manage, invest in, and operate foreign subsidiaries; and

(2)	to carry on any business or other activity which may be lawfully carried on by a corporation organized under RSA 293-A and RSA 294-A, whether or not related to those referred to in the foregoing paragraph.

(B)	No Preemptive Rights. Shareholders of the Corporation shall have no preemptive rights.

(C)	Liability limitations of Directors and Officers. The liability of a person serving as a director or officer, or both, to the Corporation or its shareholders shall be eliminated and limited to the fullest extent permitted by RSA Chapter 293-A.

(D)	Shareholder Actions by Consent. Pursuant to and subject to the requirements of RSA 293-A:7.04, II, any action required or permitted by RSA Chapter 293-A to be taken at a shareholders meeting may be taken without a meeting without prior notice and without a vote, if the action is taken by all the number of shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all the shares entitled to vote thereon were present and voted.

Dated: 8/20/2003	/s/ PHILIP ROIZIN
Philip W. Roizin, Sole Incorporator

effective 8/25/03

2:20 p.m.

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